Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CannTrust Holdings Inc.

We consent to the incorporation be reference in this registration statement on Form S-8 of CannTrust Holdings Inc. (the “Company”) of our report dated March 27, 2019, with respect to the consolidated financial statements of the Company as at and for the year ended December 31, 2018, which report appears in the December 31, 2018 Annual Report on Form 40-F for the Company.

Our report dated March 27, 2019, contains an explanatory paragraph that states, without qualifying our opinion, that we draw attention to Note 5 to the consolidated financial statements, which indicates that the Company has retrospectively applied the change in accounting policy to capitalize the direct and indirect costs incurred before harvest attributable to biological asset transformation. Our report so dated refers to our audit of the adjustments to retrospectively apply the change in accounting policy to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2017 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

June 21, 2019

Vaughan, Canada